Exhibit 16.2

June 1, 2007

Securities and Exchange Commission
100F Street, N.E.
Washington, D.C. 20549

RE:    Modern City Entertainment, Inc.

We have read the statements that we understand Modern City Entertainment, Inc. will include under Item 4 of the Form 8-k report it will file regarding the recent change of auditors.  We agree with such statements made regarding our firm.   We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/Kramer Weisman and Associates, LLP
Kramer Weisman and Associates, LLP
Certified Public Accountants